Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, is dated as of _______, 20__ (this “Agreement”), by MRC Global Inc., a Delaware corporation (the “Company”), and ____________ (the “Executive”) to be effective as of ______________, 20____ (the “Effective Date”).

WHEREAS, the Company desires to employ or continue to employ, as the case may be, the Executive as Executive Vice President and to utilize the Executive’s management services as indicated herein, and the Executive has agreed to provide such management services to the Company;

WHEREAS, the Executive desires to accept the Company’s offer of employment or offer of continued employment as set forth herein to be effective on the Effective Date.

[WHEREAS, the Company and Executive entered into an employment agreement dated _____________ (the “Prior Agreement”) and intend this Agreement to amend and restate the Prior Agreement in its entirety;]

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	Employment

1.1.

Term.  The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case, pursuant to this Agreement, for a period commencing on the Effective Date and ending on the earlier of:

(i)	[the first anniversary of the Effective Date] [date] and

(ii)	the termination of the Executive’s employment in accordance with Section 3 (the “Term”);

provided, that on [the first anniversary of the Effective Date][date] and each subsequent anniversary of the Effective Date, the Term shall automatically be extended for one year unless 90 days’ written notice of non-renewal is given by the Executive or the Company to the other party.

1.2Duties.  During the Term, the Executive shall serve as Executive Vice President of the Company and in such other positions as an officer or director of the Company or its affiliates as the Executive and the Chief Executive Officer (“CEO”) or the Board of Directors (the “Board”) of the Company shall mutually agree from time to time.  The Executive shall perform such duties, functions and responsibilities commensurate with the Executive’s positions as the CEO or Board reasonably directs.

1.3Exclusivity.  During the Term, the Executive shall devote his full time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions that the Board gives the Executive, consistent with Section 1.2.  During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not the activity shall be engaged in for pecuniary profit, except that the Executive may sit on the boards or similar governing bodies of other companies with the consent of the CEO or the Board, which shall not be unreasonably withheld.

2.	Compensation

2.1.

Salary.  As compensation for the performance of the Executive’s services under this Agreement, during the Term, the Company shall pay to the Executive a salary at an annual rate of $_______ payable in accordance with the Company’s standard payroll policies (the “Base Salary”).  The Board (or a committee of the Board) shall review the Executive’s Base Salary annually and may adjust the Base Salary upward (but not lower) in the discretion of the Board (or a committee of the Board), based on competitive data and the Executive’s performance.  No increase in Base Salary shall limit or reduce any other right or obligation of the Executive under this Agreement and the Base Salary shall not be reduced at any time (including after any increase).

2.2.

Annual Bonus.  Beginning with the fiscal year that commences on January 1, 2014, for each completed fiscal year during the Term, the Executive shall be eligible to receive additional cash incentive compensation pursuant to the annual bonus plan of the Company in effect at the time (the “Annual Bonus”).  The target Annual Bonus shall be 75% of the Executive’s Base Salary as in effect from time to time with the actual Annual Bonus to be based upon such individual or Company performance criteria established for each fiscal year by the Board in consultation with the CEO.  The Board (or a committee of the Board) shall review the Executive’s Annual Bonus target percentage annually and may adjust the Annual Bonus target percentage upward (but not lower) in the discretion of the Board (or a committee of the Board), based on competitive data and the Executive’s performance.

2.3.

Long-Term Incentive Plan Participation.  Beginning with the fiscal year that commences on January 1, 2014, for each fiscal year during the Term, the Executive shall be eligible to receive long-term incentive compensation awards pursuant to the Company’s 2011 Omnibus Incentive Plan or any replacement or successor plan (the “Long-Term Incentive Awards”) in such amounts as the Board (or a committee of the Board) determines in its discretion on terms and conditions (including time and performance based vesting conditions) that are generally applicable to other senior executives of the Company;  provided, that the mix of types of Long-Term Incentive Awards awarded to the Executive may differ from those awarded to other senior executives to address limitations on the amount and types of awards permitted by the 2011 Omnibus Incentive Plan or any replacement or successor plan.

2.4.

Employee Benefits.  During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company and its U.S. affiliates as in effect from time to time on the same basis as other senior executives of the Company.

2.5.	Vacation. During the Term, the Executive shall be entitled to [20][25][___] days per calendar year of paid vacation.

2.6.

Business Expenses.  The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company generally applicable to all senior executives as in effect from time to time.

3.	Termination of Employment

3.1.

Generally.  The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case (other than a termination by the Company for Cause (defined below)) at any time upon not less than 14 days’ notice to the other party.  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid Annual Bonus for completed fiscal years, any unreimbursed expenses in accordance with Section 2.5 and, to the extent not yet paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Company and its affiliates through the date of termination of employment (collectively, the “Accrued Amounts”).

3.2.	Certain Terminations

a)	Termination by the Company other than for Cause, death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated during the Term by the 2

Company other than for Cause, death or Disability (defined below), or by the Executive for Good Reason (defined below), the Executive shall be entitled to:

(i)the Accrued Amounts,

(ii)a pro-rata bonus for the fiscal year of termination, based on actual performance through the end of the applicable fiscal year and the number of days that have elapsed in the fiscal year through the date of termination (a “Pro-Rata Bonus”),

(iii)payment of an amount equal to the sum of 1/12 of Base Salary and 1/12 of the target Annual Bonus each month for 18 months following termination (the “Severance Payments”), and

(iv)continuation of medical, dental and vision benefits on the same terms as active senior executives (“Medical Continuation”) for 18 months following termination. For the period of time during which the Executive is entitled to Medical Continuation under this Section 3.2(a)(iv) (or Section 3.2(c)(iii), if applicable), the Executive shall pay the full cost of the benefits as determined under the then-current practices of the Company on a monthly basis, provided that the Company shall reimburse the Executive the amounts paid for the coverage.  The Company shall pay all reimbursements to the Executive as required under this Section 3.2(a)(iv) on a regular, periodic basis within 30 days after the reimbursable amounts are incurred by the Executive;  provided that, prior to any reimbursement, the Company must possess the applicable and appropriate evidence of the reimbursable amount.  Any reimbursements provided during one taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the right to reimbursement under this Section 3.2(a)(iv) shall not be subject to liquidation or exchange for another benefit or payment.    Following the Medical Continuation period, Executive shall be eligible to elect COBRA payable at Executive’s expense in accordance with the Company’s standard procedures.

If, prior to a Change in Control (defined below) or after the 24-month period following a Change of Control, the Executive’s employment is terminated during the Term by the Company other than for Cause, death or Disability, or by the Executive for Good Reason, all outstanding options, restricted stock awards and other long-term equity awards will continue to vest for the next 18-month period as if Executive remained an active employee.  Effective as of the end of this 18-month period, any options, restricted stock awards and other long-term equity awards, in each case, that have not vested will be immediately forfeited.

Receipt of the Severance Payments, Medical Continuation and extended vesting period shall be conditioned on:

(x)the Executive’s continued compliance with his obligations under Section 5, and

(y)the Executive’s execution, delivery and non-revocation of an effective, valid and enforceable general release of claims (the “Release”) in the form attached as Exhibit A within 30 days of the effective date of Executive’s termination.

If the Executive breaches any of the covenants set forth in Section 5, the Executive shall immediately return to the Company any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a), the Medical Continuation shall immediately terminate and any options that became vested pursuant to this Section 3.2(a) shall immediately terminate.  Subject to Section 3.2(d) and the provision of a valid Release as required under this

Section 3.2(a), the Company will commencing paying or providing the Severance Payments (other than the Pro-Rata Bonus) and Medical Continuation on the 30th day following the effective date of Executive’s termination of employment.  Executive shall forfeit any and all payments, benefits and extended vesting rights payable or due under this Agreement if Executive does not provide the Company with an effective Release before such 30th day.  The Pro-Rata Bonus will be paid at the time the Company ordinarily pays incentive bonuses to its executives with respect to the fiscal year in which the termination occurs.

b)

Termination upon Death or Disability.  If the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive (or the Executive’s estate, if applicable) will receive (i) the Accrued Amounts, and (ii) a Pro-Rata Bonus.

c)

Termination following a Change in Control.  If, during the Term and within 24 months following a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason the Executive shall be entitled to:

(i)	the Accrued Amounts,

(ii)	payment of an amount equal to the sum of 24 months’ of Base Salary and two times the target Annual Bonus in effect on his date of termination (the “Change of Control Severance Payments”), and

(iii)

Medical Continuation for 24 months.  Premiums for Medical Continuation shall be paid and reimbursed in accordance with the provisions contained in Section 3.2(a)(iv).  Following the Medical Continuation period, Executive shall be eligible to elect COBRA in accordance with the Company’s standard procedures.

Receipt of the Change in Control Severance Payments and Medical Continuation shall be conditioned on the Executive’s execution, delivery and non-revocation of an effective and valid Release in the form attached as Exhibit A within 30 days of Executive’s termination of employment.  Subject to Section 3.2(d) and the provision of a valid Release as required under this Section 3.2(c), the Company will pay the Change in Control Severance Payments in a single lump sum payment and commence providing Medical Continuation on the 30th day following the effective date of Executive’s termination of employment.  Executive shall forfeit any and all payments and benefits payable under this Agreement if Executive does not provide the Company with an effective Release before such 30th day.

d)

Section 409A Specified Employee.  Notwithstanding anything to the contrary contained in this Agreement, if the Executive is a “specified employee” for purposes of Section 409A of the Code and regulations and other interpretive guidance issued under the Code (“Section 409A”), the Company shall not commence payment of the Severance Payments to the Executive until one day after the day which is six months after the Executive’s termination date (the “Delay Period”), with the first payment equaling the total of all payments that would have been paid during the Delay Period but for the application of Section 409A to those payments.  For purposes of this Agreement, the Executive’s employment with the Company shall be considered to have terminated when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and applicable administrative guidance issued under the Code.

e)

Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment described in Section 3.2 shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Agreement.

3.3Resignation from All Positions.  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee of the Board) and the board of directors or similar governing positions (and any committees of those bodies) of any of the Company’s affiliates.

3.4Cooperation.  Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries and affiliates.  The Company shall pay the Executive a reasonable fee for any those services and promptly reimburse the Executive for expenses reasonably incurred in connection with those matters.

4.	Section 280G.

(i)

If the aggregate of all amounts and benefits due to the Executive under this Agreement and under any other arrangement with the Company would, if received by the Executive in full and valued under Section 280G of the Code, constitute “parachute payments” as defined in and under Section 280G of the Code (collectively, “280G  Benefits”), and

(ii)

if such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” as defined in and under Section 280G of the Code, less $1.00, then the 280G Benefits shall (to the extent that the reduction of the 280G Benefits can achieve the intended result) be reduced or eliminated to the extent necessary so that the aggregate 280G Benefits received by the Executive will not constitute parachute payments.  An independent auditor (the “Auditor”) that the Company pays shall make the determinations with respect to this Section 4.  The Auditor shall be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm that the parties choose.

5.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights

5.1.

Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will continue to be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information that the Company and its affiliates consider to be confidential or in the nature of trade secrets (including, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  “Confidential Information” does not include any information that becomes generally available to the public other than as a result of the Employee’s public use, disclosure, or fault.  The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any person or entity other than in connection with the Executive’s employment with the Company without the prior written consent of the Company and shall not use or attempt to use any such Confidential Information in any manner other than in connection with his employment with the Company, unless required by law to disclose the Confidential Information, in which case the Executive shall provide the Company with written notice of the requirement as far in advance of the anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document that has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession; provided, that the Executive may retain his full rolodex or similar address and telephone directories.

5.2.

Non-Competition.  By and in consideration of the Company entering into this Agreement and the payments made and the benefits that this Agreement provides, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company and for 18 months thereafter (or 24 months thereafter if Executive is entitled to receive the benefits of Section 3.2(c)) (in the applicable case, the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (defined below); provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 5.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of the issuer other than rights as an equity or stock holder of the issuer.  “Restricted Enterprise” means any person or entity that is actively engaged in any geographic area in any business which is either:

(i)	in competition with the business of the Company or any of its subsidiaries or affiliates or

(ii)	proposed to be conducted by the Company or any of its subsidiaries or affiliates in their respective business plans as in effect at that time.

During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

5.3Non-Solicitation of Employees.  During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any person or entity to contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of the solicitation was, an employee of the Company or any of its subsidiaries or affiliates.

5.4Interference with Business Relationships.  During the Restriction Period (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly contact, induce or solicit (or assist any person or entity to contact, induce or solicit) any customer or client of the Company or its subsidiaries or affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries or affiliates, or directly or indirectly interfere with (or assist any person or entity to interfere with) any material relationship between the Company or its subsidiaries or affiliates and any of its or their customers or clients so as to cause harm to the Company or its affiliates.

5.5Extension of Restriction Period.  The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 5.2, 5.3 or 5.4.

5.6Proprietary Rights.  The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101, et seq., that are owned ab initio by the Company or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement.  The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101, et seq., are owned upon creation by the Company or its applicable affiliate as the Executive’s employer.  Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein.  These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives.  In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof as set forth on Exhibit B (the “Existing Inventions”).  Notwithstanding anything to the contrary in this Agreement, the Developments shall not include any Existing Inventions.  If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 5.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.6 with the same legal force and effect as if executed by the Executive.

5.7Remedies.  The Executive agrees that any breach of the terms of this Section 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive, therefore, also agrees that in the event of a breach of this Section 5 or any threat of such a breach, the Company shall be entitled to an immediate injunction and restraining order to prevent the breach, threatened breach or continued breach by the Executive or any and all persons acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, in each case, without the necessity of posting a bond or other security with the applicable court or body.  The terms of this Section 5.8 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Agreement, including, the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 5 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

6.	Representation. The Executive and the Company each represents and warrants that:

a)

he or it is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his or its ability to enter into and fully perform his or its obligations under this Agreement, and

b)	he or it is not otherwise unable to enter into and fully perform his or its obligations under this Agreement.

7.

Non-Disparagement.  From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement (other than statements made in connection with carrying out his responsibilities for the Company and its subsidiaries and affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company and its affiliates shall cause their officers and directors not to make any such statement regarding the Executive.

8.

Withholding. The Company may withhold from any amounts payable under this
Agreement such United States federal, state local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits under this Agreement.

9.	Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

9.1.	“Cause” means the Executive’s:

a)	continuing failure, for more than ten days after the Company’s written notice to the Executive of the failure, to perform such duties as the Company reasonably requests,

b)

failure to observe material policies generally applicable to officers or employees of the Company unless the failure is capable of being cured and is cured within ten days of the Executive receiving written notice of the failure,

c)	failure to cooperate with any internal investigation of the Company or any of its affiliates;

d)	commission of any act of fraud, theft or financial dishonesty with respect to the Company or any of its affiliates or indictment or conviction of any felony; or

e)	material violation of the provisions of this Agreement unless the violation is capable of being cured and is cured within ten days of the Executive receiving written notice of the violation.

9.2“Change in Control” means:

a)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (for purposes of this Section 9.2, as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock, par value $.01 per share, of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”) or

(ii)	the combined voting power of the Company’s then-outstanding Voting Securities;

provided, that in determining whether a Change in Control has occurred pursuant to this Section 9.2(a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control.  A “Non-Control Acquisition” means an acquisition by:

(i)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(A)	the Company or

(B)	any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company

(for purposes of this definition, a “Related Entity”),

(ii)	the Company or any Related Entity, or

(iii)	any Person in connection with a Non-Control Transaction (defined below); or

b)	The consummation of:

(i)	A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction.”

A “Non-Control Transaction” means a Merger in which:

(A)

the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(I)

the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or

(II)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(I)	the Surviving Corporation, if there is no Parent Corporation, or

(II)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C)	no Person other than:

(I)	the Company or another corporation that is a party to the agreement of Merger,

(II)	any Related Entity,

(III)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or

(IV)	any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities,

has Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the outstanding voting securities or common stock of:

(x) the Surviving Corporation, if there is no Parent Corporation, or

(y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

c)	A complete liquidation or dissolution of the Company; or

d)

The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

9.3“Disability” means the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company or its affiliates in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive.

9.4Good Reason” means

a) a material and adverse change in the Executive’s duties or responsibilities; provided that an assignment to the President if the duties of CEO are split between the CEO and the President or to the Chief Operating Officer shall not be a material and adverse change;

b)a reduction in the Executive’s Base Salary or target Annual Bonus percentage other than reductions that are equal in percentage and applicable to all executive vice presidents of the Company;

c)	breach by the Company of any material provision of this Agreement; or

d)	relocation of Executive’s principal place of employment by more than 50 miles from Executive’s then current principal place of employment.

provided, that the Executive must give notice of termination for Good Reason within 60 days of the occurrence of the first event giving rise to Good Reason.

10.	Miscellaneous.

10.1.

Indemnification. The Company shall indemnify the Executive to the fullest extent provided under the Company’s By-Laws.  The Company shall also maintain director and officer liability insurance in such amounts and subject to such limitations as the Board shall, in good faith, deem appropriate for coverage of directors and officers of the Company.

10.2.

Amendments and Waivers.  This Agreement and any of the provisions of this Agreement may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of the breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in the waiver.  Except as otherwise expressly provided in this Agreement, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect thereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by the party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3.

Assignment; No Third-Party Beneficiaries.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation of this Agreement shall be null and void.  Nothing in this Agreement shall confer upon any person not a party to this Agreement, or the legal representatives of the person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.  Executive acknowledges that for administrative convenience or other good business reasons, the Company may administer this Agreement directly or through a wholly owned, direct or indirect subsidiary.

10.4.

Notices.  Unless otherwise provided in this Agreement, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing.  Any notice, request, demand, claim or other communication under this Agreement shall be sent by

a)	personal delivery (including receipted courier service) or overnight delivery service,

b)registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below or

c)e-mail delivery, with confirmation of receipt, to the Company’s General Counsel:

If to the Company:	MRC Global, Inc.
909 Fannin Street Suite 3100
Houston, TX 77010

Attention: General Counsel
e-mail: []

If to the Executive:_________, at Executive’s principal office at the Company (e-mail: [] (during the Term), and at all times to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications under are this Agreement to be delivered by giving the other parties notice in the manner then set forth.

10.5Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

10.6Severability.  Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 5 will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 5, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

10.7Entire Agreement.  From and after the Effective Date this Agreement shall constitute the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

10.8Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.  This Agreement may be delivered through the means of e-mail delivery of a portable document format (.pdf) file of the signed Agreement.

10.9Binding Effect.  This Agreement shall inure to the benefit of and be binding on, the successors of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

10.10General Interpretive Principles.  The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. In this Agreement, references to a “party” mean either of the Company or the Executive and to the “parties” mean both of them; references to a “person” mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; references to “Sections” mean the sections and subsections of this Agreement; references to “Exhibits” mean the exhibits to this Agreement; references to the singular include the plural and vice versa, in each case, unless the context expressly requires the contrary.

10.11Mitigation.  Notwithstanding any other provision of this Agreement,

a)the Executive will have no obligation to mitigate damages for any breach or termination of this Agreement by the Company, whether by seeking employment or otherwise and

b)the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.

10.12Section 409A Compliance.  This Agreement is intended to comply with Section 409A (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive.

10.13Retirement and Equity.  If a “Retirement” occurs under any award agreement governing any options, restricted stock or other long-term incentive awards because the Executive terminates employment on or after age 65, the Company hereby waives any requirement under the award agreement that the Executive must remain employed with the Company for any period of time prior to Retirement for the award to vest beginning upon a Retirement in accordance with the terms of the award agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MRC GLOBAL INC.

By:	_______________________
Name:
Title:

EXECUTIVE

_______________________
Name:

Exhibit A

Release

1.

In consideration of the payments and benefits to be made under the Employment Agreement, effective dated as _____________ (the “Employment Agreement”), to which __________ (the “Executive”) and MRC Global, Inc. (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims

(i)	for severance or vacation benefits, unpaid wages, salary or incentive payments,

(ii)	for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort,

(iii)	for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and

(iv)

for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

1.1rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

1.2the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

1.3claims for benefits under any health, disability, retirement, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

1.4rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy or other insurance policy of the Company and its subsidiaries that benefits the Executive now or previously in force.

2.

The Employee acknowledges and agrees that the release of claims set forth in this
Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.

The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.

The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, that nothing in this Release shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.

As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of 21 days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Payments (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.	Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release shall be immediately effective upon execution by the Executive.

7.

The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.

The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

9.	The Executive acknowledges that the release of claims set forth in this Release relates only to claims which exist as of the date of this Release.

10.

The Executive acknowledges that the Severance Payments he is receiving in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company and any of its affiliates.

11.

Each provision of this Release is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.

This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth in this Release.

13.	The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a 2 waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.

This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.	This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.

Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

[Signature page follows]

3

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ________________________________.

MRC GLOBAL INC.

By:_______________________________________________
Name:
Title:

EXECUTIVE

_____________________________________________
Andrew R. Lane

4

Exhibit B

Existing Inventions

[None.]